Exhibit 99.1

Frontier Appoints Sheldon Bruha Permanent Chief Financial Officer

NORWALK, Conn., June 7, 2019 -- Frontier Communications Corporation (NASDAQ: FTR) announced today that Sheldon Bruha has been named permanent Chief Financial Officer, effective June 3, 2019. Mr. Bruha joined Frontier in February 2018 as Senior Vice President and Treasurer and had been serving as interim Chief Financial Officer since September 1, 2018.

Frontier’s President and Chief Executive Officer Daniel J. McCarthy stated, “Since joining Frontier, Sheldon has made significant contributions to the Company, first in his role as Treasurer, and then as Interim Chief Financial Officer, taking on matters of increased scope and complexity. With nearly 30 years of experience in corporate finance, tax, treasury, investor relations, M&A, capital allocation and capital raising, Sheldon has been a key leader within our Finance team and has played a crucial role in our financial operations, including leading us through important refinancing transactions and supporting the Company’s transformation program. We are pleased to have Sheldon join the senior leadership team in a permanent capacity.”

“Frontier is a dynamic company in an evolving industry, and I appreciate the opportunity to continue working with Dan, the Board and the senior leadership team as permanent CFO,” said Mr. Bruha. “Over the last year I have become deeply familiar with Frontier’s transformation, and I look forward to leading the Finance team as we continue our efforts to drive operational efficiencies, generate free cash flow and enhance our overall capital structure.”

Prior to joining Frontier, Mr. Bruha’s career in global finance included positions at CDI Corp. and senior financial positions heading corporate finance, treasury, tax, and investor relations for Cable & Wireless Communications in Miami and London. He started his financial career at Lehman Brothers, the global investment bank, and held senior investment banking positions in its New York and London offices, focusing on the telecommunications industry. Mr. Bruha is an honors graduate of Washington University in St. Louis with a bachelor’s degree in business administration.

About Frontier Communications

Frontier Communications Corporation (NASDAQ: FTR) is committed to helping customers navigate internet and entertainment services. As a leader in providing communications services to urban, suburban, and rural communities in 29 states, Frontier offers a variety of services to residential customers over its FiOS and Vantage fiber-optic and its copper networks, including video, high-speed internet, advanced voice, and Frontier Secure® digital protection solutions. Frontier Business™ offers communications solutions to small, medium and enterprise businesses.

Forward-Looking Statements

This document contains "forward-looking statements," related to future, not past, events. Forward-looking statements address our expected future business and financial performance and financial condition, and contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," or "target." Forward-looking statements by their nature address matters that are, to different degrees, uncertain. These risks and uncertainties include, but are not limited to, the factors that are described in our filings with the U.S. Securities and Exchange Commission, including our report on Form 10-K and reports on Form 10-Q. These risks and uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update or revise these forward-looking statements.

Investors:
Luke Szymczak,
203-614-5044
Vice President, Investor Relations
luke.szymczak@ftr.com

Media:
Javier Mendoza
562-305-2345
Vice President
Corporate Communications and External Affairs
javier.mendoza@ftr.com

Brigid Smith,
203-614-5042
AVP, Corporate Communications
brigid.smith@ftr.com